UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN OIL & GAS INC.

(Name of Registrant as Specified In Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN OIL & GAS INC.
1050 17th Street, Suite 2400
Denver, Colorado 80265
(303) 991-0173
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 15, 2010
To Our Stockholders:
You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of American Oil & Gas Inc., a Nevada corporation (the “Company”), to be held on June 15, 2010, at 9 a.m. (Denver, Colorado time) at Patton Boggs LLP, 1801 California Street, Suite 4900, Denver, Colorado 80202.
A proxy statement and proxy card for this Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and voting upon the following matters:
1.	The election of five directors for terms of one year each or until their successors are elected and qualified;

2.
To consider and vote upon a proposal recommended by the board of directors to amend the Articles of Incorporation in order to increase the authorized shares of common stock of the Company to 150,000,000;

3.	To ratify and approve the selection by the board of directors of Hein & Associates, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
Only common stockholders of record at the close of business on May 10, 2010 are entitled to notice of, and to vote at, the Annual Meeting.
All common stockholders are extended a cordial invitation to attend the Annual Meeting. Whether you expect to attend the Annual Meeting or not, please vote, sign, date and return the enclosed proxy in the enclosed self-addressed envelope as promptly as possible.
The person executing the proxy may revoke it at any time before the final vote at the meeting by filing with our Corporate Secretary an instrument of revocation, signing a new proxy card with a later date, or by electing to vote in person at the Annual Meeting.

By Order of the Board of Directors

/s/ Pat O’Brien

Patrick D. O’Brien
Chairman and Chief Executive Officer
Denver, Colorado
May        , 2010
The form of proxy is enclosed. To assure that your shares of common stock will be voted at the meeting, please complete and sign the enclosed proxy and return it promptly in the enclosed, postage prepaid, addressed envelope. No additional postage is required if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Company’s Proxy Statement, Annual Report and Report on Form 10-K as amended are available at:
www.proxydocs.com/aez

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PROXY STATEMENT
AMERICAN OIL & GAS INC.
1050 17th Street, Suite 2400
Denver, Colorado 80265
(303) 991-0173
ANNUAL MEETING OF STOCKHOLDERS
To be held June 15, 2010
GENERAL INFORMATION ABOUT THE MEETING
This proxy statement is being furnished to the stockholders of American Oil & Gas Inc. (the “Company,” “we,” “us,” or “our”) on or about May 14, 2010, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on June 15, 2010, at 9 a.m. (Denver, Colorado time) at Patton Boggs LLP, 1801 California Street, Suite 4900, Denver, Colorado 80202.
The purpose of the Annual Meeting is to consider and vote upon:
1.	The election of five directors for terms of one year each or until their successors are elected and qualified;

2.
To consider and vote upon a proposal recommended by the board of directors to amend the Articles of Incorporation in order to increase the authorized shares of common stock of the Company to 150,000,000 shares;

3.	To ratify and approve the selection by the board of directors of Hein & Associates, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
RECORD DATE AND VOTING SECURITIES
You are entitled to one vote for each share of voting common stock you own.
Your proxy will be voted in accordance with the directions you specify in the proxy. If you do not provide directions in the proxy but sign the proxy and return it, your proxy will be voted (a) FOR each of the nominees for director named in the proxy statement, (b) FOR the amendment to the Articles of Incorporation to increase the authorized shares of common stock of the Company to 150,000,000 shares, (c) FOR the ratification and approval of Hein & Associates, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and (d) in the discretion of the proxy holders, for any other proposals that properly come before the Annual Meeting.
Only those stockholders that owned shares of the Company’s voting common stock on May 10, 2010, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. On that date, there were           shares issued and outstanding and entitled to vote.
QUORUM AND VOTING
In order to have a quorum to transact business at the Annual Meeting, at least one-third of the total number of issued and outstanding shares of common stock must be present at the Annual Meeting, in person or by proxy. If there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies. At any postponed or adjourned meeting, proxies received pursuant to this proxy statement will be voted in the same manner described in this proxy statement with respect to the original meeting. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting at which a quorum is present. In order to amend the Articles of Incorporation, stockholders holding shares in the Company entitling them to exercise at least a majority of the voting power must approve the amendment.
Rule 452 of the New York Stock Exchange (NYSE), which governs all brokers, permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. The ratification of the independent auditor is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions. The (i) election of directors and (ii) the amendment to the Articles of Incorporation to increase the authorized shares of common stock of the Company to 150,000,000 are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers. Due to recent rule changes by the NYSE, your broker will no longer be allowed to vote your shares on the election of directors without your specific instructions. Shares in the names of brokers that are not voted on a particular matter are treated as not present with respect to that matter.

SOLICITATION AND VOTING OF PROXIES
It is important that you are represented by proxy or are present in person at the Annual Meeting. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or vote in person at the Annual Meeting. The Company requests that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope. Your proxy will be voted in accordance with the directions you provide. If you sign, date and return your proxy but do not provide any instructions, your proxy will be voted (i) FOR each of the nominees as directors; (ii) FOR the amendment to the Articles of Incorporation to increase the authorized shares of common stock of the Company to 150,000,000; and (iii) FOR the ratification and approval of Hein & Associates, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
Other than the matters set forth in this proxy statement, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the proxy holder.
You may revoke your proxy at any time prior to its exercise by:
1.	filing a written notice of revocation with the secretary of the Company,

2.	delivering to the Company a duly executed proxy bearing a later date, or

3.	attending the Annual Meeting, filing a notice of revocation with the secretary and voting in person.
The cost of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to our common stockholders will be borne by the Company. Solicitations will be made only by use of the mails, except that, if necessary, officers and regular employees of the Company may make solicitations of proxies by telephone or telegraph or by personal calls. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company’s common shares held of record by such persons, and the Company will reimburse them for their related charges and expenses.
AVAILABLE INFORMATION
The Company’s Proxy Statement, Annual Report and Report on Form 10-K as amended are available at www.proxydocs.com/aez. Upon written request, the Company will furnish to any stockholder without charge a copy of its annual report on Form 10-K, as amended, for the year ended December 31, 2009. Such written requests should be directed to American Oil & Gas Inc., 1050 17th Street, Suite 2400, Denver, Colorado 80265, Attn: Secretary. Stockholders may also receive copies of our reports filed with the Securities and Exchange Commission (“SEC”) by accessing the SEC’s website at http://www.sec.gov/.
PROPOSALS FOR STOCKHOLDER ACTION
Proposal 1: Election of Directors
At the Annual Meeting, the stockholders will elect five members of the board of directors of the Company, each to a one-year term. The board of directors has nominated Andrew P. Calerich, Nick DeMare, C. Scott Hobbs, Patrick D. O’Brien and Jon R. Whitney to serve as directors.
Directors of the Company serve a one-year term or until their successors are elected and qualified. All of the aforementioned nominees currently serve as a director and have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the proxy holders.

The affirmative vote of a plurality of the shares entitled to vote at the Annual Meeting is required to elect a director. Cumulative voting is not permitted in the election of directors. In the absence of instructions to the contrary, the persons named in the accompanying proxy shall vote the shares represented by that proxy for the persons named as management’s nominees for directors of the Company.
Board of Directors
During 2009 the Corporate Governance and Nominating Committee reviewed the qualifications, experience and skills and attributes of the members of our board of directors. The Committee has determined that directors should possess individual skills, experience and demonstrated abilities to enable them to serve the interests of our company that is engaged in the oil and gas industry. These include high ethical standards, a commitment to participation in meetings of the board and its committees and relevant industry experience. The Committee has determined that each director meets these qualifications. Each director has participated in all meetings of the board. Our three independent directors, Messrs. DeMare, Hobbs and Whitney, are the members of each of our three committees and all three attended all meetings of all committees of the board in 2009. All of our directors have had significant experience in the oil and gas industry in key positions. All of our independent directors and Mr. Calerich have served as directors of other companies in our industry. All of our independent directors and Mr. Calerich have significant background in financial matters and qualify as “financial experts” as that term is used in SEC rules. Biographies of our directors are set forth below. The expiration of each of their current terms as directors of the Company expires at the Annual Meeting. The board of directors recommends a vote FOR each of the nominees set forth below:

Name	Age	Position
Patrick D. O’Brien	61	Chief Executive Officer and Chairman of the Board of Directors
Andrew P. Calerich	45	President and Director
Jon R. Whitney	66	Director
C. Scott Hobbs	56	Director
Nick DeMare	55	Director
Patrick D. O’Brien has served as our CEO and as a director of the Company since February 19, 2003. Mr. O’Brien served as our President from February 19, 2003 until July 16, 2003. Mr. O’Brien was chief executive officer, president, co-founder and a director of Tower Colombia Corporation, which we acquired in April 2005 by merger. Prior to co-founding Tower Colombia Corporation in 1995, Mr. O’Brien co-founded Tower Energy in 1984 and co-founded Tower Drilling Company in 1980. Mr. O’Brien began his career in the oil and gas industry with the Dowell Division of Dow Chemical Company where he engineered and supervised all phases of well stimulation and cementing. He joined the Colorado Interstate Gas Company in 1974 where he was responsible for the design, acquisition and development of company-owned gas storage fields. In 1980, Mr. O’Brien joined Montana Power Company as Senior Petroleum Engineer with the responsibility for design, long-range planning and performance economics for its exploration and development programs. Mr. O’Brien has over 30 years oil and gas experience. Mr. O’Brien received his B.S. in Petroleum Engineering from the Montana College of Mineral and Science and Technology.
Andrew P. Calerich has served as our President since July 17, 2003, and as a director since October 30, 2003. He also served as our Chief Financial Officer from July 17, 2003 to June 30, 2006. Mr. Calerich has over 20 years of public company oil and gas finance experience in a variety of capacities for various companies. From August 2006 through September 2007, he concurrently served as a Director with one unaffiliated public company, Falcon Oil & Gas, Ltd (TSXV) in 2006 and through September 18, 2007. Prior to July 2003, he served as Vice President and Chief Financial Officer for Denver Colorado based PYR Energy Corporation. From 1993 to 1997, he was a business consultant specializing in accounting and finance for public and private oil and gas producers in Denver. From 1990 to 1993, Mr. Calerich was employed as corporate Controller at Tipperary Corporation, a public oil and gas exploration and production company. He began his professional career in public accounting with an international accounting firm. Mr. Calerich earned B.S. degrees in both Accounting and Business Administration at Regis University in Denver.
Jon R. Whitney has served as a director since February 2005. Mr. Whitney began his employment with Colorado Interstate Gas Company, a natural gas transmission company, on October 1, 1968 as an accountant and in 1970 was promoted to accounting supervisor. Mr. Whitney joined the regulatory area in 1971 and in 1973 was promoted to Vice President, Regulatory Affairs and Controller. He was subsequently promoted to Senior Vice President and then Executive Vice President, with the additional responsibilities of Administration, Marketing, Engineering and Operations. In 1990, he was promoted to President and Chief Executive Officer and ultimately held various officer positions with 15 different companies within the corporate family. He also has held committee positions with the Interstate Natural Gas Association of America and the American Gas Association and has held directorships with several outside companies and community organizations. He was a Director on the board of Denver-based Patina Oil & Gas prior to its merger into Noble Energy in 2005. Since May 2006, he has been a Director on the board of Storm Cat Energy Corporation, an oil and gas exploration and production company which filed for Chapter 11 bankruptcy in November 2008. Prior to his employment with Colorado Interstate Gas Company, he was a Certified Public Accountant in private practice. Mr. Whitney is currently a member of Peak Energy Ventures, a natural gas consulting company.

C. Scott Hobbs has served as a director since July 2008. Mr. Hobbs has been in the energy industry for over 30 years and is presently the managing member of his consulting firm, Energy Capital Advisors, LLC. Over the last nine years, Mr. Hobbs has provided consulting and advisory services to state government, investment bankers, private equity firms, and other investors evaluating major projects, acquisitions, and divestitures principally involving oil and gas pipelines, processing plants, power plants, and gas distribution assets. He presently serves as a director of Buckeye Partners, L.P. and CVR Energy, Inc., both public reporting companies. Mr. Hobbs has previously served as Executive Chairman of Optigas, Inc., President and Chief Operating Officer of Evergreen Energy and Executive Vice President and Chief Operating Officer for Coastal Corporation’s gas pipelines and related operations in the Rocky Mountain region. Prior to joining the Coastal Corporation, Mr. Hobbs worked for Price Waterhouse and Co. in New Orleans, LA. He received a Bachelor of Science degree in Accounting from Louisiana State University and holds a CPA license in inactive status.
Nick DeMare has served as a director, designated audit committee financial expert and as Chairman of the Audit Committee since October 30, 2003. Mr. DeMare holds a Bachelor of Commerce degree from the University of British Columbia and is a member in good standing of the Institute of Chartered Accountants of British Columbia. Since May 1991, Mr. DeMare has been the President of Chase Management Ltd., a private company which provides a broad range of administrative, management and financial services to private and public companies engaged in mineral exploration and development, gold and silver production, oil and gas exploration and production and venture capital. Mr. DeMare indirectly owns 100% of Chase. During the past five years, Mr. DeMare served as an officer and director of the following other public reporting companies:

	Exchange		Term of Office
Names of Reporting Issuer	or Market	Positions Held	From	To
Aguila American Resources Ltd.	TSXV	Director	01/2003	Present
		CFO	01/2003	Present
Andean American Mining Corp.	TSXV	Director	08/2002	Present
		Secretary	12/1995	08/2005
Astral Mining Corporation	TSXV	Director	02/2004	Present
Ausex Capital Corp.	TSXV	Director	08/2007	11/2009
Blue Sky Uranium Corp.	TSXV	Director	05/2006	06/2007
Cliffmont Resources Ltd.	TSXV	Director	12/2006	Present
CFO
Ecometals Limited	TSXV	Director	09/2000	12/2007
		Secretary	09/2000	12/2007
Enterprise Oilfield Group, Inc.	TSXV	Director	04/2007	Present
GGL Resources Corp.	TSXV	Director	05/1989	Present
		CFO	05/2004	Present
Gold Point Energy Corp.	TSXV	Director	08/2003	04/2008
		CFO	06/2005	04/2008
		President	08/2003	04/2005
Golden Peaks Resources Ltd.	TSX	Director	01/1992	Present
Halo Resources Ltd.	TSXV	Director	01/1996	Present
		CFO	02/2005	Present
		Chairman	02/2005	03/2007
Hansa Resources Ltd.	TSXV	Director	08/2008	Present
		CFO & Secretary	03/2009	Present
Kola Mining Corp.	TSXV	Director	10/2002	Present
		Secretary	01/2009	Present
		CFO	09/2005	03/2010
Lara Exploration Ltd.	TSXV	Director	03/2004	03/2006
Lariat Energy Ltd.	TSXV	Director	04/2003	Present
Lumex Capital Corp.	TSXV	Director	01/2007	11/2009
		President, CEO & CFO	01/2007	11/2009
		Secretary	03/2007	02/2008
Mawson Resources Limited	TSX	Director	03/2004	Present
		CFO	12/2007	Present
Mirasol Resources Limited	TSXV	Director	02/2005	Present
Rochester Resources Ltd.	TSXV	Director	06/2007	Present
		Chairman	06/2007	Present
		Director	10/1989	11/2005
		President & CEO	07/2003	06/2005
Salazar Resources Limited	TSXV	Director	06/1988	Present
		Secretary	03/2007	Present
Sinchao Metals Corp.	TSXV	Director	01/2007	Present
Tasman Metals		Director	11/2009	Present
		CFO	11/2009	Present
Tinka Resources Limited	TSXV	Director	10/2002	Present
Tumi Resources Limited	TSXV	Director	01/2000	Present
Valor Ventures Ltd.	NEX	CFO	03/2007	01/2010

Executive Officers:
Joseph B. Feiten, 58, has served as Chief Financial Officer, principal financial officer and principal accounting officer since June 29, 2006. A Certified Public Accountant for the past 36 years, Mr. Feiten served as Chief Financial Officer for publicly traded Tipperary Corporation from June 2002 until its acquisition by Santos, Ltd in October 2005, for $466 million. Tipperary was a Denver-based independent oil and natural gas exploration, development and production company. For the four months immediately following the acquisition, Mr. Feiten was employed by Santos USA, as Vice-President of Accounting for Tipperary Corporation to assist in the transition of Tipperary operations to subsidiaries of Santos, Ltd. From March 2006 through June 28, 2006, Mr. Feiten was taking time off for family and church activities. He also provided accounting consulting services to American from April 24, 2006 through May 11, 2006. From June 1974 through May 2000, Mr. Feiten was a CPA with PricewaterhouseCoopers, serving 18 of his last 20 years there as a national or global director in its energy and mining program. Mr. Feiten holds a BSBA in accounting and an MBA from the University of Denver. He co-authored the 4th (1996) and 5th (2000) editions of Petroleum Accounting Principles, Procedures, & Issues, the world’s leading reference book on U.S. financial accounting rules for the exploration, development and production of oil and natural gas.
Peter T. Loeffler, 56, has served as Vice President of Exploration and Development since June 15, 2007. From 2001 to June 2007, Mr. Loeffler had worked for Encana Oil and Gas, Inc., and was lead member of the Southern Rocky Mountain Exploration Team. Among his many accomplishments while with Encana, his team designed a 1,200 well development program in the Piceance Basin of Colorado, and he supervised the growth of the annual program budget from $4 million to $320 million over a four-year period. Mr. Loeffler has over 30 years of oil and gas experience, and holds a B.A. in Geology from the University of Minnesota and an M.S. in Geology from the University of North Dakota. He began his professional career in 1977 with Kerr McGee Corporation in Casper, WY and has worked for Exxon Company USA and El Paso/Coastal Corporation.
Don E. Schroeder, 59, has served as Vice President of Land since February 12, 2007. Mr. Schroeder began his career in 1978 as a petroleum land man with Amoco Production Company, and later worked in various land management and executive positions in the oil and gas industry. Since September 2005 through February 1, 2007, he was the managing member of Eagle Pass Properties, Inc. assembling and marketing exploration projects in the Rockies. From October 2004 to September 2005, he was land manager for Black Hills Exploration and Production, Inc. He served as the team leader for Northern Rockies Land of EnCana Oil & Gas (USA), Inc. from August 2002 to October 2004. Mr. Schroeder’s primary focus has been in the Rocky Mountains, but he also has experience in Texas, Oklahoma and Canada. Mr. Schroeder holds a B.B.A. degree in petroleum land management from the University of Texas at Austin and an MBA (with honors) from the University of Denver.
Bob Solomon, 56, has served since April 21, 2005 as our Vice President responsible for oil and gas economic and financial evaluations. Mr. Solomon was previously co-founder and Vice-President of Tower Colombia Corporation and became Vice-President of the Company in April 2005. Prior to co-founding Tower Colombia Corporation in 1995, he was co-founder of Tower Energy in 1984 and principal of Tower Drilling Company. Prior to 1984, Mr. Solomon worked at Sonat, Inc. in the areas of strategic planning, acquisitions analysis and corporate development for Sonat’s interstate gas pipeline and exploration subsidiaries. He also was employed in various engineering, supervisory and financial capacities for Homestake Mining Company, Colorado Interstate Gas Company, Ethyl Corporation and Atlanta Gas-Light Company. Mr. Solomon has a B.S. degree in Industrial Engineering from the Georgia Institute of Technology (Georgia Tech), and an MBA degree from Stanford University. Mr. Solomon has over 30 years of petroleum industry experience.

The board of directors recommends a vote FOR the election of each of the nominees.
Proposal 2. Amendment of the Articles of Incorporation to increase the authorized common stock to 150,000,000 shares
We are asking stockholders to approve a proposal to amend our Articles of Incorporation to increase the authorized shares of our common stock from 100,000,000 shares to 150,000,000 shares. At April 27, 2010, we had 57,806,856 shares issued and outstanding and approximately 5,600,000 shares reserved for issuance pursuant to outstanding stock incentive plans and other obligations leaving approximately 36,600,000 shares of common stock currently unreserved and available for future use. Our board believes that an increase in the number of authorized shares of our common stock will provide flexibility in connection with future activities, including financings, investment opportunities, acquisitions of other companies, stock dividends or splits, stock incentive plans and other corporate purposes that the board considers advisable.
If the proposed amendment is adopted and made effective, we would be in a position to use our capital stock to take advantage of market conditions and opportunities without the delay and expense associated with the holding of a special meeting of stockholders. Although we may, based upon our review of prevailing market conditions, issue and sell shares of our stock in the public markets, currently there is no agreement, arrangement or understanding relating to an issuance and sale by us of our common stock in the public markets. We have however filed registration statements with the SEC to allow us to sell, from time to time, our securities, including our preferred stock, common stock, or debt convertible into stock.
We also desire to have the flexibility to consider the possibility of issuing shares of stock for possible acquisition transactions. However, we have no agreement or understanding with respect to issuing any of the additional shares of authorized common stock and have no present intention to enter such an agreement or understanding.
Our authorized but unissued common stock, including the increased number of shares of our common stock if this proposal is approved by the stockholders in made effective, may be issued from time to time as determined by the board without further stockholder action except as may be required in certain cases by law or the rules of the NYSE Amex exchange.
Our stockholders do not have preemptive rights, which means they do not have the right to purchase shares in any future issuance of common stock in order to maintain their proportionate equity interest. Any issuance of additional stock may have the effect of diluting the earnings (loss) per share and book value per share of outstanding shares of our common stock. In addition, issuances of shares of our common stock will dilute the percentage ownership and the voting power of the outstanding shares of common stock.
Although an increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover affect, the proposal to adopt the amendment to the articles of incorporation is not in response to any effort of which we are aware to accumulate our stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the board of directors and stockholders. However, the increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change of control of our Company without further action by the stockholders. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the board in a potential takeover scenario.
Required Vote
The affirmative vote of stockholders holding shares in the Company entitling them to exercise at least a majority of the voting power.
The board of directors recommends a vote FOR the amendment to the Articles of Incorporation to increase the authorized shares of common stock to 150,000,000 shares.
Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm
The board of directors has appointed Hein & Associates, LLP as the independent registered public accounting firm for the Company for the fiscal year 2010. Stockholder ratification of the appointment is not required under the laws of the State of Nevada, but the board of directors has decided to ascertain the position of the stockholders on the appointment. The board of directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

A representative of Hein & Associates, LLP is not expected to be present at the Annual Meeting.
Auditor’s Fees
Fees for professional services provided by the Company’s independent registered public accounting firms in each of the last two fiscal years, in each of the following categories are:

	2009	2008

Audit fees	$45,551	$48,525
Audit-related fees	114,945	108,560
Joint interest audit of third-party charges	43,406	—
Tax fees	—	—

	$203,902	$157,085

Fees for audit and audit-related services include fees associated with (i) the audit of the Company’s annual consolidated financial statements, (ii) the reviews of the financial statements included in the Company’s Forms 10-Q, (iii) the attestation of management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act, (iv) comfort letters for stock registration and (v) reviews of correspondence with SEC staff. With audit committee pre-approval, we engaged the firm’s oil and gas joint interest audit group to examine in 2009 in Texas various Operator documents in support of several million dollars in Operator billings to us relating to Wyoming wells drilled in 2007 and 2008.
Pre-approval Policies and Procedures
Our audit committee charter provides that the audit committee shall pre-approve all auditing and non-auditing services of the independent registered public accounting firm, subject to de minimus exceptions for other than audit, review or attest services that are approved by the audit committee prior to completion of the audit. Alternatively, our audit committee charter provides that the engagement of the independent auditor may be entered into pursuant to pre-approved policies and procedures established by the audit committee, provided that the policies and procedures are detailed as to the particular services and the audit committee is informed of each service. All services provided by the independent registered public accounting firm have been pre-approved by our audit committee.
The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm.
Other Matters
The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the proxy holders will vote your proxy in their discretion on such matters.
BOARD OF DIRECTORS
Board of Directors
The business affairs of the Company are managed under the direction of the Board of Directors. Our Board of Directors currently has five members: Patrick O’Brien (Chairman), Andrew Calerich, Nick DeMare, Jon Whitney, and C. Scott Hobbs. The Board of Directors meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. The Board also holds special meetings as required from time to time when important matters arise requiring action between scheduled meetings. During 2009, the Board of Directors had seven meetings and, in lieu of meetings, three actions by written consent of the Board members. Each of the Company’s directors participated in at least 75% of the meetings of the Board of Directors and the committees of the board on which he served during 2009. The Company does not have a formal policy regarding directors’ attendance at the Annual Meeting; however, all incumbent directors, as well as the nominees for election as director, are encouraged to attend each annual meeting of the stockholders of the Company. All incumbent directors attended the Annual Meeting held in 2009.

Leadership Structure of the Board of directors
Currently, the Board of Directors believes that our chief executive officer (“CEO”) is best positioned to serve as Chairman, due to his ability to provide clear insight and direction of business strategies and plans to both the Board of Directors and management. The Board of Directors believes American can most effectively execute its business strategies and plans if the Chairman is also a member of the management team. A single person, acting in the capacities of Chairman and CEO, provides unified leadership and focus. Although our Board of Directors has historically determined that combining the role of CEO and Chairman to be the most efficient and effective, we do not have formal guidelines that establish this approach as a policy. Therefore, under different circumstances, the Board of Directors does have the flexibility to separate the two roles. The Board of Directors has not appointed a “lead independent director” due to the small size of the board of directors and because three of the five directors are independent and thus a “lead independent director” would not add significant value at this time.
Risk Oversight
The Board of Directors has oversight responsibility for all risks and has various programs to oversee financial and business risks including (i) review of all SEC registration statements and the quarterly and annual SEC filings, (ii) review of Company business strategies, (iii) review of plans for material capital expenditures, (iv) monitoring quarterly actual results and (v) succession planning.
The board of directors has delegated to the Audit Committee oversight responsibility to review management’s financial risk management process, including the policies and guidelines used by management to identify, assess and manage the Company’s exposure to financial risk. The Chief Financial Officer reports directly to the Audit Committee at least twice a year to provide updates on management’s efforts to manage financial risk.
The board of directors has delegated to the Compensation Committee the oversight responsibility to (i) create compensation programs to attract and retain key personnel necessary to the continued success of the Company and (ii) assess the compensation risk to ensure the compensation program does not encourage inappropriate business risk by the Company.
Director Independence
The board of directors has determined that each director other than Patrick O’Brien and Andrew Calerich qualifies as an “Independent Director” as defined in the NYSE Amex listing standards.
Committees of the Board of Directors
The board of directors had three standing committees during 2009.
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Nominating and Corporate Governance Committee. The nominating and corporate governance committee has the power to evaluate and determine whether to nominate a candidate for a position on the Company’s board of directors. In determining whether to nominate a candidate, this committee considers relevant management experience, ability to enhance stockholder value and high professional ethics and values. Candidates may come to the attention of the nominating and corporate governance committee from current directors, stockholders, professional search firms, officers or other persons. The nominating and corporate governance committee will review all candidates in the same manner regardless of the source of the recommendation. In 2009, the nominating and corporate governance committee consisted of Nick DeMare, Jon Whitney, and C. Scott Hobbs, with Mr. Whitney being appointed the Chairman of the committee. The nominating committee met once in 2009. A copy of the nominating and corporate governance committee’s charter can be found on our website at http://www.americanog.com.

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Audit Committee. The audit committee of the Company reviews the adequacy of systems and procedures for preparing the financial statements and the suitability of internal financial controls. The audit committee also reviews and approves the scope and performance of the Company’s independent registered public accounting firm. In 2009, the audit committee consisted of Nick DeMare, Jon Whitney, and C. Scott Hobbs, with Mr. DeMare being appointed the Chairman of the committee. During 2009, the audit committee met five times. A copy of the audit committee’s charter can be found on our website at http://www.americanog.com. The audit committee reviews and assesses the adequacy of the audit committee charter annually.

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Audit Committee Financial Expert. The board of directors has determined that each current member of the audit committee qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

•
Compensation Committee. The compensation committee is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The compensation committee members are Nick DeMare, Jon Whitney, and C. Scott Hobbs, with Mr. Hobbs being appointed the Chairman of the committee. During 2009, the compensation committee met twice. A copy of the compensation committee’s charter can be found on our website at http://www.americanog.com.

Certain Transactions, Corporate Governance
Company policies provide that (a) our audit committee is to approve all related party transactions (as defined for financial reporting) before such transactions are consummated and (b) our nominating and corporate governance committee is to monitor and review any other issues involving potential conflicts of interest. The Company compiles information about transactions between the Company and its directors, officers, and greater-than-five-percent stockholders (and their immediate family members and their affiliated entities). Such information includes the nature of each transaction and the amount(s) involved. The board of directors reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence. Based on a review of the transactions between the Company and its directors, officers, and greater than-five-percent stockholders (and their immediate family members, and their affiliated entities), the Company has determined that, during the 2009 fiscal year, it was not a party to any transaction (excluding compensation paid to a party as a Company director or employee) in which the amount involved exceeds $120,000 and in which (i) any of the Company’s directors, executive officers or any of their immediate family members or affiliates, has a direct or indirect material interest in the other party to the transaction, and (ii) any greater-than-five-percent stockholder of the Company has a direct or indirect material interest in the other party to the transaction, except for transactions with North Finn LLC (“North Finn”) discussed in the next paragraph.
During 2009, North Finn served as Operator for some of our oil and gas projects. During 2009, each of North Finn’s two owners Wayne Neumiller and his brother Michael Neumiller have beneficially owned between 5% to 7.3% of our common stock (See “Securities Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” below). North Finn is not a related party for financial reporting purposes because its beneficial ownership is less than 10% of our outstanding common shares, but it is a related party for transactions with greater-than-five-percent stockholders (and their affiliates). In 2009, in accordance with participation agreements entered into between the Company and North Finn, we paid a total of $5,832,753 in reimbursements to North Finn for our working interest share of oil and gas project costs paid by North Finn to project vendors. In 2009, we received a total of $1,370,495 from North Finn to either (a) reimburse us for its share of project costs (primarily lease acquisition costs) that we paid to project vendors or (b) pay us our proportionate share of project revenues received by North Finn on behalf of project working interest owners.
Stockholder Nomination of Directors
Our Amended and Restated Bylaws (adopted June 12, 2009) contain a specific provision regarding nominations made by stockholders for the election of directors. To be considered for nomination by the board of directors at the next annual meeting of stockholders, the nominations must be made by stockholders of record entitled to vote. Stockholder nominations must be made by notice in writing, delivered or mailed by first class U.S. mail, postage prepaid, to the Corporate Secretary of the Company, at the Company’s principal executive office, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the corporation no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.
Each notice of nomination of directors by a stockholder must contain certain information about the proposed nominee, including name, age, business address and, if known, residence address of each nominee proposed in that notice, the principal occupation or employment for at least the five years preceding the date of the notice, the number of shares of the Company’s common stock beneficially owned by each nominee, and any arrangement, affiliation, association, agreement or other relationship of the nominee with any Company stockholder. The Nominating and Corporate Governance Committee will consider nominations for directors submitted by stockholders in accordance with the above procedure. The chairman of any meeting of our stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and that the defective nomination will be disregarded.

Communications With the Board of Directors
Stockholders may communicate with the board of directors, including the non-management directors, by sending a letter to Patrick D. O’Brien, our Chief Executive Officer and Chairman, at our principal executive office address. All such communications shall be shared with the members of the board of directors, or if applicable, a specified committee or director.
Diversity
The board of directors recognizes the importance of diversity in business experience, education, and professional skills in selecting nominees for director. The board of directors does not, however, have a formal policy concerning the consideration of diversity.
Report of the Audit Committee
The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The audit committee meets with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
The Audit Committee met during the fiscal year ended December 31, 2009 and subsequent to December 31, 2009 primarily for the following purposes: (1) to review and discuss with management (i) management’s risk assessments with regards to financial reporting for 2009, (ii) risks of fraud in 2009 by management and employees, (iii) adequacy of internal controls over financial reporting as of December 31, 2009, and (iv) management’s testing of internal controls, (2) to discuss with the Company’s independent registered public accounting firm, Hein & Associates, LLP (“H&A”), the overall scope and plans for H&A’s audit of the annual financial statements, (3) to review and discuss with management and H&A a draft of the unaudited financial statements to be included in the Company’s Form 10-Q for each of the three-month periods ended March 31, 2009, June 30, 2009 and September 30, 2009, (4) to review and discuss with management the draft of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, in particular the financials statements included in such Form 10-K, (5) to review and discuss with H&A, its judgments as to the quality, not just the acceptability, of the Company’s use of accounting principles and such other matters as are required to be discussed by H&A with the Audit Committee under Statement on Auditing Standard No. 61, as amended, and (6) to review the written disclosures and the letter received from H&A required by Independence Standards Board Standard No. 1, including written confirmation from H&A confirming H&A’s independence from management and the Company.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under those Acts.

The Audit Committee

Nick DeMare, Chairman
C. Scott Hobbs
Jon Whitney
Codes of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics, which applies to all its employees, including its chief executive officer and chief financial officer. The Company has also adopted an additional Code of Ethics for its Chief Executive Officer, President, Chief Financial Officer and Controller with regards to ethical practices, particularly in regards to filings with the SEC and public disclosures. Copies of both of these codes are available at our website www.americanog.com.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth information as of April 27, 2010 concerning the beneficial ownership of the Company’s voting common stock by: (a) each director, director nominee and named executive officer; (b) all of the Company’s executive officers and directors as a group; (c) our Manager of Operations Ken Tholstrom, a prior executive officer; and (d) persons the Company knows to beneficially own more than 5% of the issued and outstanding shares of our common stock at April 27, 2010. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 27, 2010 (“Exercisable Options”) are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for computing percentage ownership of any other person.

	Number of Shares		Percent of
	of Common Stock		Shares of
	Beneficially		Common Stock
Name {Title} (1)	Owned		Outstanding*

Patrick D. O’Brien {CEO, Board Chairman}	2,873,859	(2)	4.7%
Andrew P. Calerich {President, Director}	1,552,188	(3)	2.5%
Nick DeMare {Director}	415,819	(4)	*
C. Scott Hobbs {Director}	143,519	(5)	*
Jon R. Whitney {Director}	202,519	(6)	*
Joseph B. Feiten (CFO, principal financial and accounting officer}	62,500	(7)	*
Peter T. Loeffler {VP, Exploration & Development}	216,000	(8)	*
Bobby G. Solomon {VP, Economics and Financial Evaluation}	2,618,358	(2)	4.3%
Executive officers and directors as a group (nine persons)	8,199,762		13.2%
Kendall V. Tholstrom {Manager of Operations}	2,170,300	(2)	3.6%
Wayne P. Neumiller	3,518,025	(9)	5.8%
c/o North Finn LLC, 950 Stafford, Casper, WY 82609
Michael J. Neumiller	3,260,000	(9)	5.4%
c/o North Finn LLC, 950 Stafford, Casper, WY 82609
Total for executive officers, directors, Ken Tholstrom, Wayne Neumiller and Michael Neumiller	14,248,087	(10)	23.0%

*
Percentage is calculated on the basis of the name party’s total shares beneficially owned, divided by the sum of (a) 60,706,856 shares and (b) shares that the party could own by future exercise of Exercisable Option(s) disclosed in the notes below.

**	Less than 1% of the issued and outstanding shares of our common stock.

(1)	The address for each person in this table is 1050 17th Street, Suite 2400, Denver, Colorado 80265.

(2)
Mr. O’Brien, Mr. Solomon and Mr. Tholstrom owned Tower Colombia Corporation, which we acquired by merger in April 2005 in exchange for common stock. At April 27, 2010, the shares owned by these three persons consist of (a) unsold shares received at, or prior to, the 2005 merger, (b) for each person, 82,500 restricted shares vesting on January 14, 2014 or upon a change in control, and (c) for Mr. O’Brien, Exercisable Options to purchase 250,000 shares at $1.25 per share.

(3)	Includes (a) Exercisable Options to purchase 500,000 shares at $3.66 per share, (b) 90,000 shares vesting on January 14, 2014 or upon a change of control and (c) 962,188 shares which are pledged.

(4)	Includes Exercisable Options to purchase 65,000 shares at $6.03 per share and includes 25,013 shares that are restricted until Mr. DeMare is no longer a Director.

(5)	Includes Exercisable Options to purchase 87,500 shares at $3.29 per share and includes 25,013 shares that are restricted until Mr. Hobbs is no longer a Director.

(6)
Includes Exercisable Options to purchase (a) 65,000 shares at $6.03 per share and (b) 87,500 shares at $2.38 per share, and includes 25,013 shares that are restricted until Mr. Whitney is no longer a Director.

(7)	Includes 14,000 restricted shares granted on April 26, 2010 and vesting on April 26, 2013 or upon a change in control.

(8)
Includes Exercisable Options to purchase (a) 30,000 shares at $3.37 per share and (b) 42,000 shares at $2.00 per share. Also includes (a) 100,000 restricted shares vesting on June 15, 2012 or upon a change in control and (b) 14,000 restricted shares granted on April 26, 2010 and vesting on April 26, 2013 or upon a change in control.

(9)
Petroleum engineers Wayne Neumiller and his brother Mike Neumiller are the two “manager members” and owners of North Finn LLC, which was the Operator of our Fetter Project and a few other oil and gas projects in which we had or have interests. On March 31, 2010, North Finn LLC fully earned rights to 2,900,000 shares of our common stock under a January 2006 participation agreement as more fully discussed on pages F-25 and F-26 of our Annual Report on Form 10-K for the year ended December 31, 2009. As a result, North Finn LLC owned a total of 2,910,000 shares of our common stock on April 27, 2010. Wayne Neumiller and his wife directly own 608,025 shares of our common stock. As a North Finn LLC manager member, he has the right to vote the 2,910,000 shares owned by North Finn LLC. Michael Neumiller directly owns 350,000 shares of our common stock and as the other North Finn LLC manager member also has the right to vote the 2,910,000 shares owned by North Finn LLC.

(10)	The total reflects just once North Finn LLC’s 2,910,000 shares that are included in both the shares beneficially owned by Wayne Neumiller and the shares beneficially owned by Michael Neumiller.
Stock Plans
2004 Plan
In 2004, our board of directors approved our 2004 Stock Option Plan (the “2004 Plan”), which subsequently was approved by our stockholders. Options (the “Options”) to purchase shares of common stock may be granted pursuant to the 2004 Plan in an aggregate amount of up to 2,500,000 shares of common stock. The Options granted pursuant to the 2004 Plan may be either incentive Options or non-qualified Options. The 2004 Plan is intended to provide incentives to key employees, directors and other persons who have or are contributing to our success by offering them Options to purchase shares of our common stock. The terms of the 2004 Plan concerning incentive Options and non-qualified Options are substantially the same except that only employees of the Company or its subsidiary are eligible for incentive Options whereas employees, directors and other persons who have contributed or are contributing to the success of the Company are eligible for non-qualified Options.
2006 Plan
The Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”), initially approved by the stockholders on August 21, 2006 and subsequently amended and restated by the stockholders on July 23, 2009, aligns the interests of employees, directors and other persons selected to receive awards with those of stockholders by rewarding long-term decision-making and actions for the betterment of the Company. The 2006 Plan, as amended, provides that no more than 3,000,000 shares of our Common Stock may be issued for awards. If there is any change in the Company’s common stock by reason of any stock exchange, merger, consolidation, reorganization, recapitalization, stock dividend, reclassification, split-up, combination of shares or otherwise, then the Compensation Committee shall make proportionate adjustments to the maximum number and kind of securities (i) available for issuance under the 2006 Plan; (ii) available for issuance as incentive stock options or non-qualified stock options; (iii) that may be subject to awards received by any participant; (iv) that may be subject to different types of awards; and (v) that are subject to any outstanding award, and (vi) the price of each security.
The 2006 Plan provides that shares covered by an award will not count against the shares available for issuance under the 2006 Plan until the award is actually issued and delivered to a participant. If an award granted under the 2006 Plan lapses, expires, terminates or is forfeited, surrendered or canceled without having been fully exercised or without the issuance of all the shares subject to the award, the shares covered by such award will again be available for use under the 2006 Plan.

Equity Compensation Plan Information
The following table shows the number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2009, under the 2004 Plan and the 2006 Plan.

	Number of		Number of
	Securities To Be	Weighted	Securities
	Issued Upon	Average	Remaining
	Exercise of	Exercise Price	Available for
	Outstanding	of Outstanding	Future Issuance
	Options,	Options,	Under Equity
	Warrants and	Warrants and	Compensation
Plan Category	Rights	Rights	Plans

Equity compensation plans approved by security holders	2,922,000	$2.46	1,724,590
Equity compensation plans not approved by security holders	—	—	—

Total	2,922,000	$2.46	1,724,590

The table excludes North Finn LLC’s right at December 31, 2009 to receive 2,900,000 restricted common shares in exchange for certain oil and gas property rights pursuant to a January 5, 2006 participation agreement, as more fully explained in the Commitments and Contingencies Note to our audited financial statements in our amended annual report on Form 10-K for the year ended December 31, 2009.
EXECUTIVE COMPENSATION
Report of the Compensation Committee
We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in this proxy statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on our reviews and discussions with management, we recommend to the board of directors that the Compensation Discussion and Analysis referred to below be included in this proxy statement.
Submitted by the compensation committee of the board of directors of American Oil & Gas Inc.
C. Scott Hobbs (Chairman)
Nick DeMare
Jon Whitney
This Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act unless the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers for 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Compensation Philosophy
Our overall compensation philosophy is to provide a compensation package that enables us to attract, retain and motivate named executive officers (“NEOs”) to achieve our short-term and long-term business goals. Consistent with this philosophy, the following objectives provide a framework for our NEO compensation program:
•	Pay competitively to attract, retain and motivate NEOs;

•	Relate total compensation for each NEO to overall company performance as well as individual performance;

•	Aggregate the elements of total compensation to reflect competitive market requirements and to address strategic business needs;

•	Expose a portion of each NEO’s compensation to risk, the degree of which will positively correlate to the level of the NEO’s responsibility and performance; and

•	Align the interests of our NEOs with those of our stockholders.
Executive Compensation Program Overview
The executive compensation package available to our named executive officers is comprised of:
•	base salary;

•	cash bonuses at the discretion of our board of directors;

•	long-term equity incentive compensation, historically in the form of stock awards and stock option awards; and

•	other welfare and health benefits.
All elements of our compensation are valued and compared, although for 2009 we did not establish specific company and individual target performance goals in determining the compensation for our executives.
In reviewing our officers’ compensation levels, our Compensation Committee considered management-prepared tables of what our publicly traded peers pay to their officers, as disclosed in recent SEC filings by our peers. Our peers for compensation analysis typically are US-based companies whose primary business is exploration and production of oil and natural gas and whose size or market capitalization is similar to ours. For the Committee’s annual officer compensation reviews in January 2009, the peer group consisted of seventeen companies: Abraxas Petroleum (AXAS), Approach Resources (AREX), Aurora Oil & Gas (AOGS), Brigham Exploration (BEXP), Cano Petroleum (CFW), Double Eagle Petroleum (DBLE), Energy Partners Ltd. (EPL), Gasco (GSX), GeoMet (GMET), GeoResources (GEOI), Kodiak Oil & Gas (KOG), NGAS Resources (NGAS), Quest Resource (QRCP), RAM Energy (RAME), REX Energy (REXX), Teton Energy (TEC), and TXCO Resources (TXCOQ.PK).
Our CEO’s $95,000 salary in 2008 was lower than any of the January 2009 peer group’s CEO annual salaries, which averaged $332,556. On January 14, 2009, our Board of Directors increased the CEO’s annual salary to $142,500 and awarded him a $50,000 cash bonus. As the largest individual shareholder in the Company, our CEO Pat O’Brien continues to have substantial motivation and potential reward beyond his direct CEO compensation to do his best as CEO and Chairman of the Board in enhancing shareholder value. In 2009, as in previous years, Mr. O’Brien requested that his salary be maintained at a level substantially below that of the average of the CEOs of our peer group. Our Compensation Committee believed that his salary and bonus should better reflect the quality of his work and increased his salary and awarded him a bonus in both 2009 and 2010.
On January 14, 2009, our Board of Directors similarly increased the annual salary of Mr. Solomon and Mr. Tholstrom from $95,000 to $142,500 and awarded them each a $50,000 cash bonus. They each own more than two million shares of our stock and continue to have substantial motivation and potential reward beyond their direct compensation to see that shareholder value is enhanced. The base salaries of the other three NEOs were increased to approximately the average compensation of their counterparts in the January 2009 peer group. The three officers also each received a $50,000 bonus. The median of those counterparts’ reported bonuses approximated $45,000. However, as with our CEO, our Compensation Committee believed it appropriate to increase their compensation.
Base Salary
Base salary is designed to provide competitive levels of base compensation to our executives and be reflective of their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ for the success of our Company. The Company’s compensation committee, which is comprised of all non-employee directors, determines the appropriate level and timing of increases in base compensation for the NEOs.
In making determinations of salary levels for the named executives, the compensation committee considers the entire compensation package for executive officers, including the equity compensation provided under long-term compensation plans. The Company intends for the salary levels to be consistent with competitive practices of comparable institutions and each executive’s level of responsibility. The compensation committee determines the level of any salary increase after reviewing:
•	the qualifications, experience and performance of the particular executive officer;

•	the compensation paid to persons having similar duties and responsibilities in other competitive institutions; and

•	the nature of the Company’s business, the complexity of its activities and the importance of the executive’s experiences to the success of the business.

The compensation committee reviews a survey of compensation paid to executive officers performing similar duties for oil and natural gas companies. The compensation committee reviews and adjusts the base salaries of the Company’s executive officers when deemed appropriate.
Cash Bonuses
Cash bonus awards are an important periodic tool in rewarding the senior management team’s performance and individual employee performance that are aligned with the objective of increasing stockholder value. Cash bonuses also help, in addition to other parts of an overall compensation package, to attract and retain executive officers. On a periodic basis, cash bonuses may be awarded to executive officers based on a subjective evaluation of the performance of the Company and such individual. Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer.
Equity Awards
Equity awards for our executives are granted from our 2004 Stock Option Plan (the “2004 Plan”) and our Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan,” and together with the 2004 Plan, the “Plans”). The compensation committee grants awards under the Plans in order to align the interests of the named executive officers with our stockholders, and to motivate and reward the named executive officers to increase the stockholder value of the Company over the long term.
At December 31, 2009, the Company had eligible for issuance 2,690 shares of our common stock under the 2004 Plan and 1,721,900 shares of our common stock under the 2006 Plan, as awards to employees, officers, and directors of the Company and its related companies, as well as to other persons who provide services to the Company. The Plans provide for the grant of all equity awards to officers and directors. Grants under the 2006 Plan may include, but are not limited to, awards of stock options, restricted stock awards and restricted stock unit awards.
Executive management and the compensation committee believe that stock ownership is a significant incentive in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.
401(k) Program and Health Benefits
All full-time employees, including our named executive officers, may participate in our 401(k) Plan and our health and welfare benefit programs, including medical and dental coverage for employees and their families. Under our 401(k) program, the Company will match the employee’s contribution, up to 5% of the employee’s base salary and any cash bonuses received in the calendar year.
Employment Agreements
In order to retain the Company’s senior executive officers, the compensation committee and the board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with certain officers. The employment contracts are referenced as exhibits to our Report on Form 10-K. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time. In addition, we also considered the critical nature of each of these positions and our need to retain these executives when we committed to the agreements.
In July 2003, we entered into an employment agreement with Andrew Calerich, who was then our President and Chief Financial Officer. The three-year employment agreement called for a base salary of $8,000 per month, family health and medical benefits and payment of 500,000 shares of common stock upon continued employment as follows: 250,000 shares vesting on July 1, 2004 and 250,000 shares vesting on July 1, 2005. As part of the employment agreement, only that portion of the shares of common stock that had a market value equal to the income tax liability realized upon the vesting of the shares may have been sold prior to July 1, 2005. Effective April 21, 2005, a new five-year employment agreement was entered into and as a part of the new agreement, 125,000 of the 250,000 shares scheduled to vest on July 1, 2005 vested on May 1, 2005. The new agreement provided for a base annual salary of $95,000, and we granted options to purchase 500,000 shares of our common stock to Mr. Calerich at an exercise price of $3.66 per share, which was the closing price of our common stock on the date of grant. One-sixth of the options vested on each of April 21st of 2005, 2006, 2007, 2008, 2009, and 2010. On April 6, 2010, the first annual installment of these options that vested on April 21, 2005 was extended to expire and terminate on the second anniversary of the original expiration date or April 21, 2012. The remaining annual installments of the option will expire and terminate on the fifth anniversary of the date it first became exercisable. Effective May 1, 2007, Mr. Calerich’s annual salary was increased to $180,000. In 2008, Mr. Calerich was granted a bonus of $30,000. Effective January 16, 2009, Mr. Calerich’s annual salary was increased to $207,000, and he was granted a bonus of $50,000. Effective January 1, 2010, Mr. Calerich’s annual salary was increased to $257,000, and on January 26, 2010, the Board of Directors granted him a bonus of $50,000.

Effective April 21, 2005, we entered into an employment agreement with Patrick O’Brien, our Chief Executive Officer. The five-year agreement provided for base salary of $95,000 per year and family health and medical benefits. Effective January 16, 2009, Mr. O’Brien’s salary was increased to $142,500 and he was granted a bonus of $50,000. Effective January 1, 2010, Mr. O’Brien’s salary was increased to $200,000 and on January 26, 2010, the Board of Directors granted him a bonus of $50,000.
Effective June 29, 2006, we entered into an employment agreement with Joseph Feiten, our Chief Financial Officer. The five year agreement provided for a base salary of $144,000 per year, subject to salary increases and performance-based bonuses at the discretion of our board of directors. Effective May 1, 2007, Mr. Feiten’s annual salary was increased to $170,000. In 2008, Mr. Feiten was granted a bonus of $30,000. In November 2008, the board of directors granted Mr. Feiten and other employees who were not directors option exchanges, whereby Mr. Feiten exchanged stock options granted in June 2006 (250,000 shares at an exercise price of $4.95 per share) and April 2008 (90,000 shares at an exercise price of $3.37 per share) for new stock options for 340,000 shares at an exercise price of $2.00, vesting one-fifth on November 5, 2009, 2010, 2011, 2012 and 2013 or upon a change in control. Effective January 16, 2009, Mr. Feiten’s annual salary was increased to $205,700 and he received a $50,000 bonus. Effective January 1, 2010, Mr. Feiten’s salary was increased to $216,000. He was granted a bonus of $50,000 on January 26, 2010 and a bonus of $22,000 on April 26, 2010. He also was granted on April 26, 2010 14,000 shares of restricted common stock vesting on April 26, 2013 or upon a change in control.
Effective June 15, 2007, we entered into an employment agreement with Mr. Peter Loeffler, our Vice President of Exploration and Development for a five-year term with an annual salary of $165,000, subject to salary increases and performance-based bonuses at the discretion of our board of directors. We also made a grant to Mr. Loeffler of 100,000 shares of our common stock, which was subject to a five-year vesting provision for all 100,000 shares. In November 2008, the board of directors granted Mr. Loeffler and other employees who were not directors option exchanges, whereby Mr. Loeffler exchanged stock options granted in June 2007 (150,000 shares at an exercise price of $5.84 per share) and April 2008 (60,000 shares at an exercise price of $3.37 per share) for new stock options for 210,000 shares at an exercise price of $2.00, vesting one-fifth on November 5, 2009, 2010, 2011, 2012 and 2013 or upon a change in control. Mr. Loeffler retained an option granted in April 2008 and vested on April 17, 2009 to acquire 30,000 shares at an exercise price of $3.37 per share. Effective January 16, 2009, Mr. Loeffler’s annual salary was increased to $204,600 and he received a $50,000 bonus. Effective January 1, 2010, Mr. Loeffler’s salary was increased to $215,000. He was granted a bonus of $50,000 on January 26, 2010 and a bonus of $22,000 on April 26, 2010. He also was granted on April 26, 2010 14,000 shares of restricted common stock vesting on April 26, 2013 or upon a change in control.
Effective April 21, 2005, we entered into an employment agreement with Bob Solomon, our Vice President of Economics and Financial Evaluation. The five-year agreement provided for base salary of $95,000 per year and family health and medical benefits. Effective January 16, 2009, Mr. Solomon’s salary was increased to $142,500, and he was granted a bonus of $50,000. Effective January 1, 2010, Mr. Solomon’s salary was increased to $200,000 and on January 26, 2010, the Board of Directors granted him a bonus of $50,000.
Our employment agreements with Andrew Calerich, Patrick O’Brien and Bob Solomon expired on April 21, 2010. We are reviewing the new employment agreements with those officers and with Don Schroeder, who does not currently have an employment agreement, and we expect to enter into employment agreements with them.

Summary Compensation Table
The following table sets forth in summary form the compensation earned during the years ended December 31, 2009, 2008 and 2007 by our Chief Executive Officer (who is our principal executive officer), our Chief Financial Officer (who is our principal financial and accounting officer) and up to three additional most highly compensated executive officers, each of whom had total compensation (as defined by the SEC) exceeding $100,000 in 2009. The five executive officers named in the following table are referred to collectively as the “Named Executive Officers,” or “NEOs.” Pursuant to SEC rules, the table is also to include the compensation for up to two highly compensated employees who would have been one of the three additional NEOs except for not being an executive officer at December 31, 2009. Our Manger of Operations Mr. Kenneth Tholstrom is such an employee and has been included in the table below.

								Pensions &
					Stock	Option	Non-Equity	Deferred	All Other
Name and Principal					Awards	Awards	Incentive Plan	Earnings	Compensation
Position	Year		Salary	Bonus	(A)	(B)	Compensation	(C)	(D)	Total

Patrick O’Brien,	2009		$140,521	$50,000	$76,725	$60,000	—	—	$25,983	$353,229
Chief Executive Officer	2008		$95,000	$30,000	—	—	—	—	$19,393	$144,393
	2007		$95,000	—	—	—	—	—	$15,986	$110,986

Andrew Calerich,	2009		$205,875	$50,000	$83,700	—	—	—	$33,257	$372,832
President	2008		$180,000	$30,000	—	—	—	—	$28,751	$238,751
	2007		$151,667	$25,000	—	—	—	—	$25,502	$202,169

Joseph Feiten	2009		$204,213	$50,000	—	—	—	—	$43,393	$297,606
Chief Financial Officer	2008		$170,000	$30,000	—	278,100	—	—	$35,817	$513,917
	2007		$161,333	$20,000	—	—	—	—	$12,187	$193,520

Peter Loeffler,	2009		$202,950	$50,000	—	—	—	—	$43,306	$296,256
VP of Exploration &	2008		$165,000	$30,000	—	$207,900	—	—	$32,413	$435,313
Development	2007	(E)	$90,000	—	$584,000	$288,000	—	—	$14,019	$976,019

Bob Solomon,	2009		$140,521	$50,000	$76,725	—	—	—	$32,161	$299,407
VP of Economics and	2008		$95,000	$30,000	—	—	—	—	$28,913	$153,913
Financial Analysis	2007		$95,000	—	—	—	—	—	$21,123	$116,123

Ken Tholstrom,	2009		$140,521	$50,000	$76,725	—	—	—	$45,869	$313,115
Manager of Operations	2008		$95,000	$30,000	—	—	—	—	$38,983	$163,983
	2007		$95,000	—	—	—	—	—	$29,606	$124,606

(A)
For this Table, a Stock Award amount is shown in the year granted (and not in the year vested or earned) and for the aggregate grant-date estimated fair value computed in accordance with FASB ASC Topic 718. For example, on January 14, 2009, the Company’s Board of Directors granted to Mr. Calerich 90,000 common shares and to Mr. O’Brien, Mr. Solomon and Mr. Tholstrom each 82,500 common shares, which were valued for ASC Topic 718 at that day’s closing stock price of $0.93/share. However, those shares do not vest until the employee works five more years for the Company (or vest earlier upon a sale of the Company or other Change in Control of the Company). Under ASC Topic 718, the $83,700 and $76,725 values of the stock grants are recognized as compensation over the five-year earning period, similar to how stock award compensation used to be reflected in the Summary Compensation Table. Nonetheless, in December 2009, the SEC (after consideration of public input) changed the disclosure rules to now require that for the above Table the stock award amount is the aggregate grant-date estimated fair value for the year granted and not over the future years earned. When the Company hired Mr. Loeffler in June 2007, he was granted 100,000 shares valued for ASC 718 at the $5.84 per share grant-date closing price of our common stock, but those granted shares do not vest until Mr. Loeffler works five years for the Company (or vest earlier upon a Change in Control). If Mr. Loeffler’s employment terminates for any reason prior to such vesting, Mr. Loeffler forfeits all of the 100,000 shares.

(B)
For this Table, an Option Award amount is shown in the year granted (not in the year vested or earned) and for the total aggregate grant-date fair value computed in accordance with FASB ASC Topic 718 for stock options. For such fair values, the Company uses a Modified Binomial Model, with consideration of the Black-Scholes Model for valuing stock options. The Models’ key assumptions for 2009, 2008 and 2007 are set forth on page F-23 of our Annual Report on Form 10-K for the year ended December 31, 2009. Mr. O’Brien, Mr. Calerich, Mr. Solomon and Mr. Tholstrom received significant stock awards prior to 2006 but no stock options in 2006, 2007, 2008 or 2009. The $60,000 amount for Mr. O’Brien in 2009 was the fair value of extending in January 2009 the life of stock options Mr. O’Brien was granted in 2004. The amounts in 2008 and 2007 for Mr. Feiten and Mr. Loeffler were the aggregate grant-date fair values of stock options vesting in one-year increments over three to five years of employment, as more fully explained on the preceding page of this Proxy.

(C)	This column reflects changes in pension value and non-qualified deferred compensation earnings. The Company has no pension plans or non-qualified deferred compensation plans.

(D)
For each named employee, for each year, over 90% of Other Compensation consisted of (a) Company contributions to the employee’s 401(k) at the rate of 5% of the employee’s salary and any cash bonus and (b) health and dental insurance. In 2007 and for a portion of 2008, Mr. Feiten’s family health insurance was provided by an unrelated party. Other Compensation amounts were for benefits available to all Company employees, with the Company matching an employee’s 401(k) contributions, up to 5% of the employee’s salary and cash bonuses.

(E)	Mr. Loeffler’s employment with the Company started on June 15, 2007.
2009 Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards provided to each named executive officer during fiscal year ended December 31, 2009.

									All Other	All Other
			Estimated Future			Estimated Future			Stock Awards:	Option Awards:		Grant Date
			Payouts Under			Payouts Under			Number of	Number of	Exercise or	Fair Value of
			Non-Equity Incentive			Equity Incentive			Shares of	Securities	Base Price	Stock and
			Plan Awards			Plan Awards			Stock	Underlying	of Option	Option
	Grant Date		A*	B*	C*	A*	B*	C*	or Units	Options	Awards	Awards
Patrick O’Brien	1/14/09		—	—	—	—	—	—	82,500	—	—	$76,725
	1/14/09	**								**	**	$60,000

Andrew Calerich			—	—	—	—	—	—	90,000	—	—	$83,700

Joseph Feiten	n/a		—	—	—	—	—	—	—	—	—	—

Peter Loeffler	n/a		—	—	—	—	—	—	—	—	—	—

Bob Solomon	1/14/09		—	—	—	—	—	—	82,500	—	—	$76,725

Ken Tholstrom	1/14/09		—	—	—	—	—	—	82,500	—	—	$76,725

*	A = Threshold. B = Target. C = Maximum

**
On January 14, 2009, Mr. O’Brien was granted an extension of time until July 15, 2014 to exercise an option granted July 15, 2004 that would otherwise expire on July 15, 2009 for 125,000 shares and on July 15, 2010 for 125,000 shares, exercisable at $1.25 per share. The estimated fair value of the extension was $60,000 on the extension grant date.

2009 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning the current status and value of individual grants of equity for the Company’s named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
			Equity Incentive
			Plan Awards:
			Number of				Number of	Market Value	Unearned	Market Value
			Securities				Shares or	of Shares or	shares in	of Unearned
	Number of Securities		Underlying				Units of Stock	Units of Stock	Equity	Shares in
	Underlying Unexercised		Unexercised	Option	Option		That Have	That Have	Incentive Plan	Equity Plan
	Options (#)		Unearned	Exercise	Expiration		Not Vested	Not Vested	Awards (#),	Awards (#),
Name	Exercisable	Unexercisable	Options	Price	Date		(#)	($)	Note (A)	Note (B)
Patrick O’Brien	250,000	—	—	$1.25	7/15/2014		82,500	$346,500	—	—

Andrew Calerich	416,666	—	83,334	$3.66	10/21/2013	**	90,000	$378,000	—	—

Joseph Feiten	68,000	—	272,000	$2.00	11/5/2016	**	—	—	—	—

Peter Loeffler	42,000	—	168,000	$2.00	11/5/2016	**	100,000	$420,000	—	—

Peter Loeffler	30,000	—	—	$3.37	4/17/2014

Bob Solomon	—	—	—	—	—		82,500	$346,500	—	—

Ken Tholstrom	—	—	—	—	—		82,500	$346,500	—	—

(A)	This column refers to number of unearned shares, units or other rights that have not vested with regards to Equity Incentive Plan awards.

(B)	This column refers to the market or payout value of unearned shares, units or other rights that have not vested with regards to Equity Incentive Plan awards.

**
Average option expiration date. For Mr. Calerich’s stock options, at December 31, 2009, options expired five years after vesting, i.e., options for 83,333 shares expire each April 21 of 2010, 2011, 2012, 2013, 2014 and 2015. On April 6, 2010, the Board of Directors extended the expiration date to April 21, 2012 for the portion that was to expire on April 21, 2010. For Mr. Feiten and Mr. Loeffler, the options with a $2.00 exercise price, granted November 5, 2008, vest one-fifth on the first five anniversary dates of grant (or upon an earlier change in control) and expire five years after vesting.

2009 Option Exercises and Stock Vesting
In 2009, none of the five Named Executive Officers, nor Mr. Tholstrom, exercised any stock options or had any stock awards vest.
Potential Payments Upon Termination
Under employment agreements at December 31, 2009, in the event that the board of directors determines, in its sole discretion, that it is in the best interests of the Company to terminate Patrick O’Brien, Andrew Calerich, Joseph Feiten, Peter Loeffler, Bob Solomon, and Ken Tholstrom, and if the board of directors does not desire to base such termination for “Cause” (as defined in their respective employment agreements), then such terminated officer’s compensation and benefits will continue for three months (six months for Mr. Loeffler) after the effective date of such termination. For example, if the Board of Directors had terminated Mr. O’Brien, Mr. Solomon, Mr. Tholstrom, Mr. Calerich, Mr. Feiten and Mr. Loeffler at December 31, 2009, without Cause, such termination payments of salary and fringe benefits would have approximated $40,000, $57,000, $60,000, $119,000, $42,000 and $45,000, respectively, payable in cash over a three or six month period.
Potential Payments Upon Change In Control
At December 31, 2009, the named executive officers had no rights to receive additional compensation upon a change in control of the Company, except for the accelerated vesting of (a) unvested Stock Awards and (b) stock options classified as “unearned”, shown in the accompanying table “2009 Outstanding Equity Awards at Fiscal Year-End.” Had there been a change in control at December 31, 2009, when our stock price closed at $4.20 per share, the intrinsic value of the stock shares and stock options vesting as a result of the change in control would be as follows:

	Intrinsic Values Arising from Vestings from
	a Change in Control at December 31, 2009
	Stock Awards	Options	Total
Patrick O’Brien	$346,500	—	$346,500
Andrew Calerich	$378,000	$45,000	$423,000
Joseph Feiten	—	$598,400	$598,400
Peter Loeffler	$420,000	$369,600	$789,600
Bob Solomon	$346,500	—	$346,500
Ken Tholstrom	$346,500	—	$346,500
2009 Director Compensation Table
The following table contains information pertaining to the compensation of the Company’s board of directors for the year ended December 31, 2009, excluding CEO Patrick O’Brien and President Andrew Calerich who receive no compensation as Directors and whose compensations as Named Executive Officers are disclosed elsewhere herein.

					Change
					in Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	Or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	In Cash	Awards	Awards	Compensation	Earnings	Compensation	Total

Nick DeMare	$20,000	$27,900	—	—	—	—	$47,900

Scott Hobbs	$20,000	$27,900	—	—	—	—	$47,900

Jon Whitney	$20,000	$27,900	—	—	—	—	$47,900
The three directors who are not officers (“the independent directors”) were each paid a fee of $5,000 per quarter in 2009. Fees earned by Mr. DeMare are paid to DNG Capital Corp., which is 100% owned by Mr. DeMare.
For this Table, a Stock Award amount is shown in the year granted (and not in the year vested or earned) and for the aggregate grant-date estimated fair value computed in accordance with FASB ASC Topic 718. Each $27,900 stock award was for 30,000 shares granted on January 14, 2009 and immediately vesting but with a restriction that 20,000 of the shares could not be sold so long as the owner remains a director of the Company. The stock award was valued at the $0.93/share closing stock price on the grant date.
On January 26, 2010, the Board of Directors increased fees to be paid to the independent directors to $10,000 per quarter per director starting with the quarter ending June 30, 2010. Also on January 26, 2010, each independent director received a restricted stock grant of 7,519 shares of our common stock, with one-third of the shares vested immediately, and the other two-thirds of the shares to be restricted from sale, transfer or other disposition until termination of the director’s service as a director of the Company. Based on the $3.99/share closing stock price on date of grant, each stock award of 7,519 shares has a grant-date estimated fair value of $30,001 computed in accordance with FASB ASC Topic 718.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Currently, Nick DeMare, Jon Whitney, and C. Scott Hobbs (Chairman) serve on the Company’s Compensation Committee. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this proxy statement or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee of the Company. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Compensation Committee of the Company. Finally, no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.
SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. During 2009, based solely on the Company’s review of these reports, it believes that the Company’s Section 16(a) reports were filed timely by its executive officers and directors, other than (i) one Form 4 filed by Mr. Hobbs on April 20, 2009 reporting a transaction on April 14, 2009, (ii) one Form 4 filed by Mr. Calerich on December 28, 2009 reporting a transaction on December 23, 2009, (iii) one Form 4 filed by Mr. Feiten on December 28, 2009 reporting a transaction on December 23, 2009 and (iv) one Form 4 filed by Mr. Solomon on December 28, 2009 reporting a transaction on December 23, 2009. These reports were not filed timely due to an inadvertent administrative error by the Company.
ADDITIONAL INFORMATION
Stockholder Proposals for 2011
In order to be considered for inclusion in the proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of our 2010 fiscal year, proposals by individual stockholders must be received by us no later than December 31, 2010.
In order for a stockholder proposal that is not included in the Company’s proxy statement for next year’s annual meeting of stockholders following the end of our 2010 fiscal year to be properly brought before such meeting, such proposal must be delivered to, or mailed and received by, the Corporate Secretary at the Company’s executive offices no later than March 15, 2011.
Annual Report
A copy of the Company’s 2009 Annual Report to Stockholders accompanies this proxy statement. This report is not part of the proxy solicitation materials.
The Company’s Annual Report and Report on Form 10-K as amended are available at www.proxydocs.com/aez. Upon written request, the Company will furnish to any stockholder without charge a copy of its annual report on Form 10-K for the year ended December 31, 2009. Such written requests should be directed to American Oil & Gas Inc., 1050 17th Street, Suite 2400, Denver, Colorado 80265, Attn: Secretary. Stockholders may also receive copies of our reports filed with the Securities and Exchange Commission (“SEC”) by accessing the SEC’s website at http://www.sec.gov/.